Exhibit 10.5

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                  FRANK GUARINO

      THIS FIRST AMENDMENT dated August 16, 2006 (the "Amendment") among Millennium Biotechnologies Group, Inc., a Delaware corporation ("Group"), Millennium Biotechnologies, Inc. (the "Company"), and Frank Guarino (the "Executive").

      WHEREAS, the Executive is currently employed by the Company, a wholly owned subsidiary of Group, under an Employment Agreement dated as of November 11, 2005 (the "Employment Agreement");

      WHEREAS, the Company and Group have entered into a letter of intent with Aisling Capital II L.P. dated April 5, 2006 (the "Letter of Intent"), which contemplates the sale of all assets of the Company to a new entity ("Newco") in exchange for common stock of such new entity;

      WHEREAS, the Company and Group are presently negotiating the terms of a proposed asset purchase agreement with Newco in furtherance of the terms of the Letter of Intent (the "Asset Purchase Agreement";

      WHEREAS, Group, concurrently upon the closing of the Asset Purchase Agreement, intends to sell a new Series E and Series F Senior Preferred Convertible Stock pursuant to the terms of a securities purchase agreement (the "Securities Purchase Agreement") which agreement, among other things, will grant to the purchaser of the Series F Senior Preferred Convertible Stock the right to elect a majority of the Board of Directors of Group;

      WHEREAS, the closing of the Asset Purchase Agreement and/or the Securities Purchase Agreement would entitle the Executive to substantial compensation under the terms of the Employment Agreement which compensation the Executive has agreed to waive, pursuant to the terms of this Amendment; and

      WHEREAS, the Executive, Group and the Company have agreed that subject to and upon the closing of the Asset Purchase Agreement and the Securities Purchase Agreement (the "Closing"), the Employment Agreement will be amended as provided herein.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree as follows:

      1. In the event that the Company shall enter into and close the Asset Purchase Agreement and the Securities Purchase Agreement, the Employment Agreement shall be amended upon the occurrence of the Closing to provide for the following:

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      (a) Notwithstanding the provisions of Section 1.2 of the Employment
Agreement regarding exclusive services, the Executive, during the term of the Employment Agreement, shall be permitted to render services as a consultant to Newco for such compensation as shall be agreed to between the Executive and Newco.

      (b) Section 1.3 of the Employment Agreement shall be amended to provide that the term of employment shall terminate on the earliest of (a) one year from the date of the Closing; (b) the death of the Executive; or (c) the termination of the Executive's employment pursuant to this Agreement (the "Employment Term").

      (c) Section 2.1 of the Employment Agreement shall be amended to provide that for the one year period commencing on the date of Closing, the Executive's base salary shall be One Hundred Fifty Thousand Dollars ($150,000) per annum, less the amount of compensation received by the Executive from Newco during such period with respect to the Executive's consulting services on behalf of Newco.

      (d) Section 2.3 of the Employment Agreement is amended to the extent that the options granted to the Executive to purchase three hundred thirty-four thousand (334,000) shares of common stock at an exercise price of $.37 per share shall be reduced to an exercise price of $.25 per share and, the options (the "Restricted Options) granted to the Executive to purchase an additional two hundred thousand (200,000) shares of common stock at an exercise price of $.01 per share shall vest upon the Closing.

      2. On the date hereof, the Company shall issue to the Executive one million two hundred thousand (1,200,000) common stock purchase warrants (the "Restricted Warrants") which shall be exercisable commencing January 1, 2007 and for a period of five (5) years thereafter at $.25 per share on the condition that the Closing shall have occurred prior to any such exercise.

      3. The Executive shall be prohibited from selling, assigning or otherwise transferring any of the securities issuable upon exercise of Restricted Options and the Restricted Warrants for a period of one year from the date of exercise thereof. The Restricted Options and the Restricted Warrants may not be sold, assigned or otherwise transferred by the Executive to any third party, and the Restricted Options and Restricted Warrants, as well as the securities issuable upon the exercise thereof, shall not have any registration rights and/or piggyback registration rights.

      4. MISCELLANEOUS

      (a) Notices. All notices or communications hereunder shall be in writing, addressed as follows:

            To the Company or Group, to it at:

            Millennium Biotechnologies Group, Inc
            665 Martinsville Road, Suite 219
            Basking Ridge, New Jersey 07920
            Attention: President


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            with a copy to:

            Silverman Sclar Shin & Byrne PLLC
            381 Park Avenue South, Suite 1601
            New York, NY 10016
            Fax: (212) 779-8858
            Attention: Peter R. Silverman

            To the Executive:

            Frank Guarino

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            --------------

Any such notice or communication shall be sent certified or registered mail, return receipt requested, or by facsimile, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shall determine the time at which notice was given.

      (b) Entire Agreement; Amendment. The Employment Agreement as amended by the Amendment represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive. The Agreement may be further amended at any time by mutual written agreement of the parties hereto.

      (c) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and Group have caused this First Amendment to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

                                        Millennium Biotechnologies Group, Inc.
                                        Millennium Biotechnologies, Inc.


                                        By: /s/ Jerry Swon
                                            ------------------------------------


                                        Executive


                                        /s/ Frank Guarino
                                        ----------------------------------------
                                        Frank Guarino